EXHIBIT 5.1

March 29, 2023

Edible Garden AG Incorporated

283 County Road 519

Belvidere, NJ 07823

Re:	Post-Effective Amendment to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Edible Garden AG Incorporated, a Delaware corporation (the “Company”), in connection with the registration of the offer and sale by the Company of up to 1,942,800 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) issuable from time to time upon the exercise of warrants previously issued by the Company pursuant to the Company’s Registration Statement on Form S-1 that was declared effective by the Securities and Exchange Commission on February 2, 2023 (the “Registration Statement”). The Company is filing a post-effective amendment to the Registration Statement (the “Amendment”) to update and supplement the information contained in the Registration Statement as required by the Securities Act of 1933, as amended (the “Securities Act”). The warrants consist of (i) warrants issued as part of a unit in the offering conducted pursuant to the Registration Statement (the “Follow-On Offering”) that are exercisable until February 7, 2028 at an exercise price of $6.30 per share for up to 1,861,850 shares of Common Stock (“Investor Warrants”) and governed by a warrant agency agreement, dated as of February 7, 2023, between the Company and the warrant agent (the “Warrant Agency Agreement”); and (ii) warrants issued to the representative of the underwriters in the Follow-On Offering that are exercisable until February 2, 2028 at an exercise price of $6.93 per share for up to 80,950 shares of Common Stock (“Representative’s Warrants”). We understand that the Shares are to be sold by the Company as described in the Registration Statement.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. In addition, we have assumed that (a) there will not have occurred, prior to the date of the issuance of the Shares (i) any change in law affecting the validity or enforceability of the Investor Warrants, Representative’s Warrants or Warrant Agency Agreement or (ii) any amendment to those same documents, (b) at the time of the issuance and sale of the Shares: (i) the Company is validly existing and in good standing under the law of the State of Delaware, (ii) the Company has not amended its certificate of incorporation or bylaws, (iii) the board of directors of the Company and any committee thereof has not taken any action to amend, rescind or otherwise reduce its prior authorization of the issuance of the Shares and (iv) the Company will receive consideration in excess of par value for the issuance of the Shares, (c) the Amendment becomes and remains effective, and the prospectus which is a part of the Registration Statement, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (d) the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto, and (e) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
ROCHESTER, NY • BUFFALO, NY • ALBANY, NY • CORNING, NY • NEW YORK, NY

Edible Garden AG Incorporated

March 29, 2023

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.

the shares of Common Stock underlying the Investor Warrants have been duly authorized for issuance and, when issued and delivered by the Company upon valid exercise of the Investor Warrants and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, Investor Warrants and Warrant Agency Agreement, will be validly issued, fully paid and non-assessable; and

2.

the shares of Common Stock underlying the Representative’s Warrants have been duly authorized for issuance and, when issued and delivered by the Company upon valid exercise of the Representative’s Warrants and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Representative’s Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporate Law and the law of the State of New York as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP